Pricing Supplement Dated: October 2, 1995                  Rule 424(b)(5)
No.: FL 127                                                File No. 33-60573
(To Prospectus dated August 8, 1995 and
Prospectus Supplement dated August 24, 1995)

                                                WELLS FARGO & COMPANY
                                                  Floating Rate Note
      Medium-Term Notes and Subordinated Medium-Term Notes, Series B, Due From
                       9 Months to 12 Years From Date of Issue
        THE NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FDIC OR ANY OTHER
                                           FEDERAL AGENCY.
CUSSIP NO: 94974HJM0             Principal Amount: US$ $30,000,000.00
Trade Date: 10/02/95             Original Issuance Date: 10/05/95
Issue Price:99.92750             Initial Interest Rate: *
Selling Agents's Discount        Stated Maturity:        04/07/97
or Commission: 0.00000%          Regular Record Dates:
                   Interest Payment Dates:
                    * Initial Interest Rate to be determined on 10/03/95
Net Proceeds to Issuer:  $29,978,250.00
Form: _X_ Book Entry ___ Certificated  Ranking: _X_  Senior  ___  Subordinated

Interest Rate Basis:            Index Maturity        Interest Payment Period:
___ Commercial Paper Rate        ___   Daily    ___ 5 Year    ___ Monthly
_X_ LIBOR Telerate (Unless LIBOR ___   1 Month  ___ 7 Year    _X_ Quarterly
    Reuters is designated below) _X_   3 Months ___ 10 Year   ___ Semi-Annually
    ___  LIBOR Reuters           ___   6 Months ___ 20 Year   ___ Annually
___ Treasury Rate                ___   1 Year   ___ 30 Year
___ Prime Rate                   ___   2 Year   ___ Other
___ CD Rate                      ___   3 Year
___ Federal Funds Rate
___ CMT Rate (Telerate Page 7052 - Week
    Unless otherwise designated below)and/or
    ___ Telerate Page 7052 - Month     Spread: +/-                 Basis Points
    ___ Telerate Page 7055      and/or Spread Multiplier:            0.00%
___ 11th Dist. Cost of Funds Rate        Maximum Interest Rate:
___ Other (see attached)                 Minimum Interest Rate:
                                         First Interest Reset Date: 12/20/95

Interest Reset Frequency:
  ___ Daily ___ Weekly ___  Monthly _X_ Quarterly
  ___ Semi-annually during the months of           ___ Annually
                           and                         during the month of

Redemption:                                       Repayment:
_X_ The Note cannot be redeemed prior to maturity _X_ The Note cannot be repaid
___ The Note may be redeemed prior to maturity        prior to maturity
    Earliest Redemption Date:                     ___ The Note may be repaid
    Redemption Price:                                 prior to maturity at the
    Annual Redemption Price Reduction:                at the option of the






                                                      holder of the Note
    Sinking Fund Redemption Dates:          Repayment Date:
    Sinking Fund Ammount:                   Repayment Price:

Discount Note    ___ Yes   _X_ No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:
Agent: CS FIRST BOSTON
Basis of Sale to Public:
___ Agent is acting as Agent for sale of Notes to the Public at the "Issue Price".
_X_ Agent is purchasing Notes as Principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent.
___ Agent is purchasing Notes as principal for resale to investors and other purchasers at a fixed initial public offering price of % of the principal amount therof.
   Other Provisions:




     Terms are not completed for certain items above either because such items because such items are not applicable or because the terms are as specified in the Prospectus Supplement.